EXHIBIT G(i)

Execution Copy

$20,000,000

REVOLVING CREDIT AGREEMENT

Dated as of December 22, 2006

BLACKROCK MULTI-STRATEGY HEDGE ADVANTAGE

and

BLACKROCK MULTI-STRATEGY HEDGE OPPORTUNITIES LLC

As Borrowers

CITIBANK, N.A.,

Lender

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	7

SECTION 2. AMOUNT AND TERMS		8
2.1	Advances	8
2.2	Procedure for Borrowing	8
2.3	Purpose	8
2.4	Repayment of Advances; Note	8
2.5	Several Obligations	9
2.6	Prepayments; Commitment Reductions	9
2.7	Interest	10
2.8	Increased Costs	11
2.9	Illegality	12
2.10	Computation of Interest and Fees	13
2.11	Payments	13
2.12	Taxes	13

SECTION 3. REPRESENTATIONS AND WARRANTIES		13
3.1	Financial Condition	14
3.2	No Change	14
3.3	Existence; Compliance with Law	14
3.4	Power; Authorization	14
3.5	Enforceability	14
3.6	No Legal Bar	14
3.7	No Material Litigation	14
3.8	No Default	15
3.9	Taxes	15
3.10	Margin Regulations	15
3.11	ERISA	15
3.12	Subsidiaries	15
3.13	Adviser	15
3.14	Investment Policies	15
3.15	Accuracy of Information	15

SECTION 4. CONDITIONS PRECEDENT		16
4.1	Conditions to Initial Advance	16
4.2	Conditions to Each Advance	17

SECTION 5. AFFIRMATIVE COVENANTS		17
5.1	Financial Statements	18
5.2	Payment of Obligations	18
5.3	Conduct of Business and Maintenance of Existence	18
5.4	Maintenance of Property; Insurance	19
5.5	Inspection of Property; Books and Records Discussions	19
5.6	Notices	19

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5.7	Purpose of Loans	19
5.8	Adviser	20

SECTION 6. NEGATIVE COVENANTS		20
6.1	Indebtedness	20
6.2	Limitation on Liens	20
6.3	Fundamental Changes	20
6.4	Change of Investment Policies	20

SECTION 7. FINANCIAL COVENANTS		21
7.1	Report on Net Asset Value	21
7.2	Liquidity	21
7.3	Concentration	21

SECTION 8. EVENTS OF DEFAULT		21

SECTION 9. MISCELLANEOUS		23
9.1	Notices	23
9.2	No Waiver; Cumulative Remedies	24
9.3	Survival of Representations and Warranties	24
9.4	Payment of Expenses and Taxes	24
9.5	Successors and Assigns; Participations and Assignments	25
9.6	Set-off	27
9.7	Counterparts	27
9.8	Severability	27
9.9	Integration	27
9.10	GOVERNING LAW	27
9.11	Submission To Jurisdiction; Waivers	27
9.12	Acknowledgements	28
9.13	WAIVERS OF JURY TRIAL	28
9.14	Non-Recourse; Business Trust	28
9.15	Eligibility	29
9.16	Lender Representation	29
9.17	USA PATRIOT Act	29
EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Opinion of Willkie Farr & Gallagher LLP, Special New York Counsel to the Borrowers
Exhibit C	Form of Opinion of Morris, Nichols, Arsht & Tunnell LLP, Special Delaware Counsel to the Borrowers
Exhibit D	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to the Lender
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Compliance Certificate

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        CREDIT AGREEMENT, dated as of December 22, 2006, among BLACKROCK MULTI-STRATEGY HEDGE ADVANTAGE, a Delaware statutory trust (the “Trust”), and BLACKROCK MULTI-STRATEGY HEDGE OPPORTUNITIES LLC, a Delaware limited liability company (“LLC”), (individually, a “Borrower” and collectively, the “Borrowers”), and CITIBANK, N.A. (“Citibank” or the “Lender”).

WITNESSETH:

        WHEREAS, each Borrower is a registered investment company under the Investment Company Act of 1940, as amended;

        WHEREAS, the Borrowers have requested that the Lender make advances to them on an uncommitted basis in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding for their temporary purposes, and the Lender is prepared to consider requests for such advances upon the terms and conditions hereof; and

        WHEREAS, the Lender acknowledges that each Borrower shall be liable hereunder only for the advances made to such Borrower hereunder, and interest thereon and the fees and expenses owed by such Borrower hereunder;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        “Advance” has the meaning set forth in Section 2.1.

        “Adviser” means BlackRock Investment Management LLC, a Delaware limited liability company.

        “Advisers Act” means the Investment Advisers Act of 1940, as amended.

        “Affiliate” means an “affiliated person” as defined in Section 2(a)(3) of the Investment Company Act.

        “Applicable Margin” means (x) for Base Rate Advances, 0% per annum, (y) for Federal Funds Rate Advances, 1.25% per annum, and (z) for Eurodollar Rate Advances, 1.25% per annum; provided, that upon the occurrence and during the continuance of any Event of Default with respect to a Borrower, the Applicable Margin for Advances to such Borrower will automatically increase by 2% per annum.

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        “Asset Value” means, as to each Borrower, at any time, the aggregate value of the assets of such Borrower as then most recently determined in accordance with policies established by the Board of such Borrower as of the last Business Day of a calendar month.

        “Assignee” has the meaning set forth in Section 9.5(c).

        “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York City from time to time as Citibank’s base rate, and

(b) the Federal Funds Rate plus 0.5% per annum.

        “Base Rate Advance” means an Advance that at the time bears interest as provided in Section 2.7(a)(i).

        “Board” means, in the case of LLC, its Board of Directors, and, in the case of the Trust, its Board of Trustees.

        “Borrower” and “Borrowers” have the meanings set forth in the preamble hereto.

        “Borrowing” means each borrowing by a Borrower of an Advance.

        “Borrowing Date” means the date of a Borrowing.

        “Borrowing Limit” means, with respect to a Borrower, at any time, an amount equal to (i) the Asset Value of such Borrower minus an amount equal to the sum of all Excess Portfolio Concentration Amounts for such Borrower as of the time of calculation multiplied by (ii) 15%.

        “Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, with respect to the making of, or determination of an interest rate with respect to, or any payment of principal of or interest on or notice with respect to, any Eurodollar Advance, is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

        “Closing Date” means the date as of which the Lender notifies the Borrowers that it has received the documents provided for in Section 4.1.

        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

        “Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code.

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        “Compliance Certificate” means a certificate in substantially the form of Exhibit F hereto.

        “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, contract, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        “Convert” and “Conversion” refer to the option of the Borrowers to convert Advances from one Type to another hereunder, or to automatic conversion where so provided.

        “Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other conditions, has been satisfied.

        “Dollars” and “$” means dollars in lawful currency of the United States of America.

        “Eligible Assignee” means any “bank” as defined in Section 2(a)(5) of the Investment Company Act that, as of the relevant date of determination, is not an Affiliate of either Borrower or of the Investment Advisor.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        “Event of Default” means any of the events specified in Section 8, provided that any requirement stated therein for the giving of notice, the lapse of time, or both has been satisfied.

        “Eurodollar Rate” means, for any Interest Period for any Eurodollar Rate Advance, the rate per annum at which Dollar deposits are offered by the Reference Bank in London, England to prime banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Rate Advance to be outstanding during such Interest Period and for a period comparable to such Interest Period.

        “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.7(a)(iii).

        “Eurodollar Rate Reserve Percentage” means, for any Interest Period, for any Eurodollar Rate Advance, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term comparable to such Interest Period.

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        “Excess Portfolio Concentration Amount” means, with respect to all Portfolio Funds having the same Portfolio Funds Manager, at any time, for each Borrower, an amount equal to the excess of (i) the aggregate amount invested by such Borrower at such time in such Portfolio Funds over (ii) 15% of such Borrower’s Net Asset Value.

        “Federal Funds Rate” means, for any day, an interest rate per annum equal to the rate appearing as the Federal Funds Rate on Telerate Screen Page 5 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service) as of the close of business New York time on the preceding Business Day.

        “Federal Funds Rate Advance” means an Advance that at the time bears interest as provided in Section 2.7(a)(ii).

        “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

        “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        “Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or in effect guaranteeing any Indebtedness or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business; and provided, further, that the term shall have a correlative meaning when used as a verb.

        “Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar debt instrument, (c) all obligations of such Person under capital leases, (d) all obligations of such Person in respect of letters of credit, similar instruments or acceptances issued or created for the account of such Person, and (e) all liabilities Guaranteed by such Person, or secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

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        “Interest Period” means, for any Eurodollar Rate Advance, the period from the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance or Federal Funds Rate Advance into such Eurodollar Rate Advance until the date one or two months thereafter, as selected by the relevant Borrower as hereinafter provided, and, thereafter, each subsequent period commencing on the final day of an Interest Period and ending on the date one or two months thereafter, as selected by the Borrower in accordance with Section 2.7(d); provided that:

(a) any Interest Period that would otherwise end after the Maturity Date for such Advance shall end on such Maturity Date;

(b) whenever the final day of any Interest Period would otherwise occur on a day other than a Business Day, the final day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the final day of such Interest Period to occur in the next succeeding calendar month, the final day of such Interest Period shall occur on the next preceding Business Day;

(c) whenever the first day of any Interest Period occurs on a day of a calendar month for which there is no numerically corresponding day in the calendar month in which such Interest Period ends, such Interest Period shall end on the final Business Day of such succeeding calendar month; and (d) neither Borrower shall be permitted to select Interest Periods to be in effect at any one time with respect to Eurodollar Rate Advances made to such Borrower which have expiration dates occurring on more than three different dates.

        “Investment Company Act” means the Investment Company Act of 1940, as amended, together with all rules and regulations promulgated from time to time thereunder.

        “Investment Policies” means, as to each Borrower, the fundamental investment objectives and policies for, and limits and restrictions on, investing by such Borrower set forth in such Borrower’s Prospectus.

        “Lender” has the meaning set forth in the preamble hereto.

        “Lending Office” means such office or offices of the Lender as the Lender may from time to time designate as its lending office for Advances hereunder.

        “Lien” means any mortgage, pledge, hypothecation, assignment, lien (statutory or other), charge or other security interest or preferential arrangement with respect to assets (including, without limitation, any conditional sale or other title retention agreement or other arrangement having substantially the same economic effect as any of the foregoing).

        “Loan Documents” means, collectively, this Agreement and the Notes.

        “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, prospects or properties of a

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Borrower (provided, that without prejudice to the provisions of Sections 7 or 8, fluctuations in the market value of assets held in one or more Portfolio Funds of a Borrower shall not by themselves be deemed to constitute a Material Adverse Effect) or (b) the validity or enforceability of this Agreement or any Note or the rights or remedies of the Lender hereunder or thereunder with respect to a Borrower.

        “Maturity Date” means, as to each Advance, the date which is the earlier of (a) sixty (60) days after the Borrowing Date for such Advance and (b) the Termination Date; provided, that if such date falls on a day that is not a Business Day, the Maturity Date shall be the next preceding Business Day.

        “Net Asset Value” means, as to each Borrower, at any time, the Asset Value of such Borrower less all liabilities of such Borrower, including accrued fees and expenses of such Borrower, all as most recently determined in accordance with policies established by the Board of such Borrower as of the last Business Day of a calendar month.

        “Net Asset Value per Share” means, as to a Borrower, at any time, the Net Asset Value of such Borrower divided by the number of its outstanding Shares.

        “Non-Excluded Taxes” has the meaning set forth in Section 2.12.

        “Non-Recourse Person” has the meaning set forth in Section 9.14.

        “Note” has the meaning set forth in Section 2.4(c).

        “Participant” has the meaning set forth in Section 9.5(b).

        “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        “Plan” means any employee benefit plan-covered by ERISA maintained by a Borrower.

        “Portfolio Funds” of a Borrower has the meaning set forth in the Prospectus of such Borrower.

        “Portfolio Funds Managers” has the meaning set forth in the Prospectus of each Borrower.

        “Prospectus” means, as to each Borrower, the currently effective prospectus and statement of additional information filed by such Borrower with the SEC.

        “Quarterly Date” means March 31, June 30, September 30 and December 31 in each year, the first of which shall be the first such day after the Closing Date, provided, that if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day.

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        “Reference Bank” means the principal London office of the Lender.

        “Regulation T, U or X” means Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

        “Requirement of Law” means, as to any Person, the organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        “Responsible Officer” means, with respect to a Borrower, each of Michael Pungello, Richard Morris, Gaetano T. DiPietro and Howard P. Berkowitz and any other individual designated by such Borrower with the consent of the Lender.

        “SEC” means the Securities and Exchange Commission and any successor thereto.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Shares” means, in the case of LLC, the Units of the LLC as defined in its Prospectus and, in the case of the Trust, the Shares thereof as defined in its Prospectus.

        “Subsidiary” means, as to any Person, a corporation, partnership or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

        “Termination Date” means the date which is 364 days after the date of this Agreement, or, if such date is not a Business Day, the immediately preceding Business Day.

        “Transferee” has the meaning set forth in Section 9.5(d).

        “Type” refers to whether an Advance is a Base Rate Advance, a Federal Funds Rate Advance or a Eurodollar Rate Advance.

        1.2 Other Definitional Provisions.

        (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto, and accounting terms relating to any Borrower not defined in Section 1.1 shall have the respective meanings given to them under GAAP.

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        (b) The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

        (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS

        2.1 Advances. Subject to the terms and conditions hereof, the Lender agrees to consider requests by each Borrower to make one or more revolving credit advances (each an “Advance”) to such Borrower from time to time prior to the Termination Date; provided, that (a) anything in this Agreement to the contrary notwithstanding, the Lender shall have no obligation or commitment whatsoever to make any Advance, (b) the aggregate outstanding principal amount of all Advances to either Borrower shall in any event not at any time exceed the Borrowing Limit of such Borrower, and (c) the aggregate outstanding principal amount of all Advances to the Borrowers shall in any event not exceed, as to both Borrowers in the aggregate, $20,000,000.

        2.2 Procedure for Borrowing.

        (a) If a Borrower wishes to borrow hereunder, it shall give the Lender notice of such Borrowing in substantially the form of Exhibit E (each a “Notice of Borrowing”). Each Notice of Borrowing must be received by the Lender prior to 3:00 p.m. New York City time on the requested Borrowing Date in the case of Base Rate and Federal Funds Rate Advances, and not later than 3:00 p.m. New York City time on the date three Business Days prior to the requested Borrowing Date in the case of Eurodollar Rate Advances; shall be irrevocable and effective upon receipt; and shall specify (i) the Borrower, (ii) the amount of the Borrowing, (iii) the requested Borrowing Date and (iv) the then Borrowing Limit of such Borrower, specifying separately the Net Asset Value of such Borrower as of the date of the most recent report delivered pursuant to Section 5.1(c).

        (b) The amount of each Borrowing shall be $100,000 or a whole multiple of $100,000 in excess thereof.

        (c) The Lender will make the proceeds of each Advance to a Borrower available to such Borrower by crediting the amount thereof, in immediately available funds, to such account of such Borrower in New York, New York as the Lender and such Borrower may agree.

        2.3 Purpose. Each Borrower shall assure that each Advance to it is used solely for temporary purposes within the meaning of the Investment Company Act.

        2.4 Repayment of Advances; Note.

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        (a) Each Borrower hereby severally and unconditionally promises to pay to the Lender the principal amount of each Advance to such Borrower on the Maturity Date for such Advance.

        (b) If an Advance is made to a Borrower on the Maturity Date of an earlier Advance to such Borrower, then to the extent that the principal amount of such later Advance does not exceed the principal amount of such earlier Advance it shall not be required that such Borrower remit funds to repay the principal of such earlier Advance, but the principal of the later Advance may be applied by the Lender directly to such repayment.

        (c) Each Borrower agrees that, upon request by the Lender, it will execute and deliver to the Lender a promissory note evidencing the Advances made to such Borrower, dated the date hereof and in substantially the form of Exhibit A (each a “Note”).

        2.5 Several Obligations. The obligations of the Borrowers hereunder and under the Notes shall be several and not joint. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the sole source of payment of the obligations of each Borrower hereunder, including, without limitation, the principal of and interest on each Advance made hereunder to such Borrower and any other amounts payable by it hereunder, shall be such Borrower and the revenues and assets of such Borrower, and not the revenues and assets of the other Borrower.

        2.6 Prepayments; Commitment Reductions.

        (a) Each Borrower may at any time prepay the Advances made to it, in whole or in part, without premium or penalty; provided that such Borrower shall give the Lender irrevocable written notice of each such prepayment at or prior to 1:00 p.m. New York City time on the date of such prepayment, in the case of Base Rate Advances or Federal Funds Rate Advances, or at or prior to 1:00 p.m. New York City time on the date three Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, in each case specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein together with the accrued interest on the amounts prepaid and all amounts, if any, payable under Section 2.6(e), 2.7(b) and 2.8. Partial prepayments under this clause (a) shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

        (b) Each Borrower agrees that if, at any time, the aggregate outstanding principal amount of the Advances to such Borrower exceeds the Borrowing Limit for such Borrower as most recently determined as provided herein, such Borrower shall forthwith prepay the principal of such Advances in an amount at least equal to the excess.

        (c) Each Borrower agrees that if at any time the aggregate outstanding principal amount of Advances to a Borrower exceeds any borrowing limits provided in such Borrower’s Prospectus or under the Investment Company Act, such Borrower shall immediately prepay such Advances to the extent necessary to ensure that the aggregate amount of Advances made to such Borrower then outstanding does not exceed such limits.

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        (d) All prepayments under this Agreement shall be made together with accrued interest on the amounts prepaid and any amounts payable in connection therewith under Section 2.6(e).

        (e) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by either Borrower other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.6(b), 2.6(c), 2.7(c), 2.8 or 2.9, prepayment, acceleration of the maturity of the Advances or for any other reason, or if such Borrower fails to make a prepayment of any Eurodollar Rate Advance under this Section 2.6 in accordance with a notice of prepayment given under such Section, such Borrower shall, upon written demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to prepay, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.

        2.7 Interest.

        (a) Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower for the period from and including the date of such Advance to but not including the date such principal amount shall be repaid, at the following rates per annum:

(i) Base Rate Advances. While such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Advance shall be Converted or such principal repaid.

(ii) Federal Funds Rate Advances. While such Advance is a Federal Funds Rate Advance, a rate per annum equal at all times to the sum of the Federal Funds Rate in effect from time to time plus the Applicable Margin for Federal Funds Rate Advances, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Advance shall be Converted or such principal repaid.

(iii) Eurodollar Rate Advances. While such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period for such Advance plus the Applicable Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and on the date such Advance shall be Converted or such principal repaid.

        (b) Each Borrower shall pay to the Lender, so long as and to the extent the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as referred to in the definition herein of “Eurodollar Rate Reserve

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Percentage”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance to such Borrower, from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the then existing Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of the Lender for such Interest Period, payable on each date on which interest is payable on such Advance. A notice delivered by the Lender to either Borrower pursuant to the terms of this Section 2.7(b) shall be conclusive and binding on such Borrower, absent manifest error. The Lender shall promptly notify the relevant Borrower if the circumstances that gave rise to such notice no longer exist.

        (c) Each Borrower may on any Business Day, upon notice given to the Lender not later than 12:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.7 and 2.9, Convert all Advances of one Type made to such Borrower comprising the same Borrowing into Advances of another Type; provided, however, that (a) any Conversion of Eurodollar Rate Advances into Base Rate Advances or Federal Funds Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances and (b) no Conversion of any Advances shall result in more separate Interest Periods with respect to Eurodollar Rate Advances made to such Borrower than permitted under the definition of the term “Interest Period” in Section 1.1; and provided, further, that no Base Rate Advance or Federal Funds Rate Advance may be Converted to a Eurodollar Rate Advance when any Event of Default has occurred and is continuing. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.

        (d) Each Borrower shall irrevocably notify the Lender of the requested duration of each Interest Period relating to Eurodollar Rate Advances at least three Business Days before the commencement of such Interest Period. If either Borrower shall fail timely to select a subsequent Interest Period for any Eurodollar Rate Advance, such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

        (e) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances to a Borrower shall be reduced, by payment or prepayment or otherwise, to less than $100,000, such Advances shall automatically Convert into Base Rate Advances.

        (f) Upon the occurrence and during the continuance of any Event of Default relating to a Borrower, (i) each Eurodollar Rate Advance to such Borrower will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) any obligation of the Lender to Convert Advances into Eurodollar Rate Advances to such Borrower shall be suspended.

        2.8 Increased Costs.

        (a) If, due to either (i) the introduction of or any change after the date hereof in or in the interpretation of any Requirement of Law or (ii) the compliance with any guideline or request promulgated after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of

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agreeing to make or making, funding or maintaining Eurodollar Rate Advances to a Borrower, then such Borrower severally agrees from time to time, within five Business Days after receipt of a written demand by the Lender, to pay to the Lender additional amounts as shall be required to compensate the Lender for such increased cost; provided, however, that before making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

        (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of the Advances to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, each Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction to the extent deemed by the Lender to be attributable to Advances to such Borrower.

        (c) If the Lender becomes entitled to claim any additional amounts pursuant to Section 2.6(e) or this 2.8, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled; provided, that a Borrower shall not be obligated to compensate the Lender pursuant to this Section 2.8 for any such amount to the extent the related change in Requirement of Law referred to in this Section 2.8 occurred prior to the date 180 days preceding the date of such notification (except that if such change is retroactive, then such 180-day period shall be extended to include the period of retroactive effect). A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrowers shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

        2.9 Illegality. Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrowers that the introduction of or any change after the date hereof in any Requirement of Law makes it unlawful, or any central bank or other Governmental Authority asserts after the date hereof that it is unlawful, for the Lender to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance will automatically, upon such demand (or, if permitted by the relevant law, on the last day of the current Interest Period), Convert into a Base Rate Advance and (ii) the obligation of the Lender to Convert Advances into Eurodollar Rate Advances shall be suspended until the circumstances causing such suspension no longer exist.

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        2.10 Computation of Interest and Fees.

        (a) Interest on Eurodollar Rate Advances shall be computed on the basis of a 360-day year and the actual number of days elapsed, and interest on Base Rate Advances and Federal Funds Rate Advances shall be computed on the basis of a 365- or 366-day year, as applicable, and the actual number of days elapsed.

        (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower in the absence of manifest error.

        2.11 Payments. All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Lender in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        2.12 Taxes. All payments made by each Borrower under this Agreement or any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Lender a certified copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, such Borrower shall indemnify the Lender for any Non-Excluded Taxes paid by the Lender and for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

SECTION 3. REPRESENTATIONS AND WARRANTIES

        To induce the Lender to enter into this Agreement, each Borrower represents and warrants to the Lender solely with respect to itself as follows:

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        3.1 Financial Condition. The statement of assets and liabilities of such Borrower as of June 30, 2006 as heretofore delivered to the Lender presents fairly, in all material respects, the financial position of such Borrower as of such date in conformity with GAAP.

        3.2 No Change. Since June 30, 2006, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

        3.3 Existence; Compliance with Law. Such Borrower (a) is duly organized, validly existing and in good standing under the law of the State of Delaware as a limited liability company, in the case of the LLC, and as a statutory trust, in the case of the Trust, (b) has the power and authority and the legal right to own its property and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, (d) is a closed end, non-diversified management investment company registered under the Investment Company Act and (e) is in compliance in all material respects with the terms of its Prospectus and with all Requirements of Law (including, without limitation, the Investment Company Act).

        3.4 Power; Authorization. Such Borrower has the power, authority and legal right to make and perform the Loan Documents and has taken all limited liability company action, in the case of the LLC, and all necessary trust action, in the case of the Trust, to authorize the borrowings hereunder and the making and performance by it of the Loan Documents; and no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings by it hereunder or with the making, performance, validity or enforceability of the Loan Documents.

        3.5 Enforceability. This Agreement constitutes, and each Note when executed and delivered by such Borrower will constitute, a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        3.6 No Legal Bar. The making and performance by such Borrower of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (including, without limitation, the Investment Company Act, Regulations T, U or X or the Securities Act) or Contractual Obligation of such Borrower and do not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of such Borrower pursuant to any such Requirement of Law or Contractual Obligation.

        3.7 No Material Litigation. No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Borrower, threatened by or against such Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

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        3.8 No Default. Such Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which default could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing with respect to it.

        3.9 Taxes. Such Borrower has filed all tax returns which, to the knowledge of each Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower); and no tax Lien has been filed, and, to the knowledge of such Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

        3.10 Margin Regulations. If at any time greater than 25% of the assets of a Borrower consists of “margin stock” (as defined in Regulation U), the aggregate principal amount of the Advances made to such Borrower will not exceed the sum of (i) 50% of the aggregate market value (determined in accordance with Regulation U) of “margin stock” owned by such Borrower plus (ii) the good faith loan value (determined in accordance with Regulation U) of non-margin stock and all other assets (except puts, calls or combinations thereof) owned by such Borrower. If requested by the Lender from time to time, each Borrower will furnish to the Lender a statement in conformity with the requirements of Form FR U-1 referred to in Regulation U. No part of the proceeds of any Advance will be used for any purpose, whether immediate, incidental or ultimate, which violates Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System.

        3.11 ERISA. Neither Borrower nor any Commonly Controlled Entity has currently or has had at any time any liability or obligation under ERISA or the Code with respect to any Plan.

        3.12 Subsidiaries. Neither Borrower has any Subsidiaries or any equity investment or interest in any other Person (other than portfolio securities which have been acquired in the ordinary course of business).

        3.13 Adviser. As of the date hereof, the Adviser is the investment adviser to such Borrower, and is duly registered as an investment adviser under the Advisers Act.

        3.14 Investment Policies. Each Borrower is, and upon the making of each Borrowing by such Borrower will be, in compliance in all material respects with its Investment Policies.

        3.15 Accuracy of Information. All information heretofore or contemporaneously furnished by such Borrower in writing to the Lender for purposes of or in connection with this Agreement (in each case, as amended, superseded, supplemented or otherwise modified with the knowledge of the Lender) is, and all other such information hereafter furnished by such Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (in each case, as amended, superseded, supplemented or

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otherwise modified with the knowledge of the Lender) will be, true and accurate in all material respects on the date as of which such information is dated or certified, and to the extent such information was furnished to the Lender heretofore or contemporaneously in connection with the execution and delivery of this Agreement, as of the date of execution and delivery of this Agreement by the Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

SECTION 4. CONDITIONS PRECEDENT

        4.1 Conditions to Initial Advance. Without prejudice to the uncommitted nature of the credit facility provided for herein, no Advance will be made hereunder unless each of the following conditions precedent has been satisfied, or waived by the Lender in its sole discretion, on or before December 22, 2006:

        (a) The Lender shall have received this Agreement, executed and delivered by a duly authorized officer of each Borrower.

        (b) The Lender shall have received a certificate of each Borrower signed by two Responsible Officers of such Borrower, stating that (i) the representations and warranties by such Borrower in this Agreement are true and correct on and as of the Closing Date, both immediately prior to and after giving effect to any Advances being made on such date and to the application of the proceeds thereof, as though made on and as of such date, (ii) no Default or Event of Default has occurred and is continuing, or would result from the execution, delivery and performance by such Borrower, of this Agreement, and (iii) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Borrower, threatened by or against such Borrower or against its properties or revenues (x) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (y) which could reasonably be expected to have a Material Adverse Effect.

        (c) The Lender shall have received a certificate of Secretary or Assistant Secretary of each Borrower, dated the Closing Date, certifying (i) that attached thereto are true and complete copies of the resolutions of such Borrower’s Board authorizing the making and performance by such Borrower of this Agreement, (ii) that said resolutions are in full force and effect, (iii) that true and complete copies of the constitutive documents of such Borrower are attached to such certificate and (iv) as to the incumbency and signatures of each of its officers executing this Agreement and any other documents to which it is a party.

        (d) The Lender shall have received the fees and expense reimbursements provided for herein.

        (e) The Lender shall have received (i) the legal opinion of Willkie Farr & Gallagher LLP, special New York counsel to each of the Borrowers, in substantially the form of Exhibit B, (ii) the legal opinion of Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to each of the Borrowers, in substantially the form of Exhibit C and (iii) the legal opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Lender, in substantially the form of Exhibit D, each dated the Closing Date.

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        (f) The Lender shall have received true and correct copies, certified by each Borrower, of the most recent Prospectus of such Borrower and such other documents or instruments as may be lawfully disclosed and as may be reasonably requested by the Lender.

        (g) The Lender shall have received such other documents in connection herewith as the Lender may reasonably request.

        4.2 Conditions to Each Advance. In addition, without prejudice to the uncommitted nature of the credit facility provided for herein, no Advance will be made to a Borrower unless the following conditions precedent have been satisfied, or waived by the Lender in its sole discretion:

        (a) Each of the representations and warranties made by such Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of the relevant Borrowing Date, both immediately prior to and after giving effect to such Advance and to the application of the proceeds thereof, as if made on and as of such date.

        (b) The Lender shall have received a Note, if requested pursuant to Section 2.4(c), executed and delivered by two Responsible Officers of such Borrower.

        (c) No Default or Event of Default shall have occurred with respect to such Borrower and be continuing on such date or after giving effect to such Advance.

        (d) The Lender shall be satisfied that the Advances to such Borrower and the use of proceeds thereof comply in all respects with Regulation U; and to the extent required by Regulation U the Lender shall have received a current list of “margin stock” (as defined in Regulation U) from such Borrower in form and substance acceptable to the Lender and in compliance with Section 221.3(c)(2) of Regulation U.

        (e) All proceedings, and all documents and instruments executed or delivered pursuant to this Agreement shall be satisfactory in substance to the Lender, and the Lender shall have received such other documents and legal opinions in respect of the transactions contemplated hereby or thereby as it shall reasonably request.

        Each Borrowing by a Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date thereof that the conditions contained in this Section 4.2 have been satisfied with respect to such Borrower.

SECTION 5. AFFIRMATIVE COVENANTS

        Each Borrower hereby agrees that, so long as this Agreement remains in effect or any amount is owing by such Borrower to the Lender under the Loan Documents, such Borrower shall:

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        5.1 Financial Statements. Furnish to the Lender:

        (a) as soon as available and in any event within 90 days after the end of each fiscal year of such Borrower, a statement of assets and liabilities of such Borrower as at the end of such fiscal year, a statement of operations for such fiscal year, a statement of changes in net assets for such fiscal year and the preceding fiscal year, a schedule of investments as at the end of such fiscal year and the per share and other data for such fiscal year prepared in accordance with all Requirements of Law and audited by independent certified public accountants of recognized standing;

        (b) as soon as available and in any event within 30 days after the end of each fiscal quarter, a duly completed Compliance Certificate, signed by two Responsible Officers of such Borrower, as of the end of such fiscal quarter;

        (c) within 30 days after the end of each calendar month, a report signed by two Responsible Officers of such Borrower, as of the end of such month, as to such Borrower’s Net Asset Value and its monthly performance;

        (d) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate signed by two Responsible Officers stating that, to the best of such Officer’s knowledge, no Default or Event of Default has occurred and is continuing except as specified in such certificate;

        (e) within 30 days after the same are filed with the SEC, copies of all financial statements and reports of such Borrower which such Borrower may make to, or file with, the SEC (and except as to annual and semi-annual reports including financial statements, such Borrower shall be deemed to have complied with this clause (d) when the relevant reports are posted to EDGAR);

        (f) promptly upon making any material change to its Prospectus, a copy thereof; and

        (g) promptly from time to time, such additional financial and other information as the Lender may from time to time reasonably request.

        5.2 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including taxes), except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Borrower, or (ii) the lack of timely payment thereof would not reasonably be expected to have a Material Adverse Effect.

        5.3 Conduct of Business and Maintenance of Existence. Continue to engage solely in the business of investing in accordance with its Investment Policies and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to take such actions could not reasonably be expected to have a Material Adverse Effect; comply with all Contractual Obligations and Requirements of Law except to the

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extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain at all times its status as an investment company registered under the Investment Company Act.

        5.4 Maintenance of Property; Insurance. Keep all property useful and necessary in its business, if any, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by entities engaged in the same or a similar business or as may otherwise be required by the SEC (including, without limitation, (a) fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the Investment Company Act or any successor provision and (b) errors and omissions insurance), and furnish to the Lender, upon written request, full information as to the insurance carried.

        5.5 Inspection of Property; Books and Records Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender, at the Lender’s expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records relating to each Borrower, or financial condition at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of such Borrower with officers and employees of such Borrower and with its independent certified public accountants.

        5.6 Notices. Promptly give notice to the Lender of:

        (a) the occurrence of any Default or Event of Default with respect to such Borrower;

        (b) any (i) default or event of default under any Contractual Obligation of such Borrower or (ii) litigation, investigation or proceeding which may exist at any time between any Borrower and any Governmental Authority, which in either case (i) or (ii) if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

        (c) any litigation or proceeding affecting such Borrower in which the amount involved is $1,000,000 (or its equivalent in any other currency) or more and not covered by insurance or in which injunctive or similar relief is sought; and

        (d) any development or event which could reasonably be expected to have a Material Adverse Effect.

        Each notice pursuant to this Section shall be accompanied by a statement of two Responsible Officers setting forth details of the occurrence referred to therein and stating what action such Borrower proposes to take with respect thereto.

        5.7 Purpose of Loans. Use the proceeds of the Advances for temporary purposes (within the meaning of the Investment Company Act). Without limiting the foregoing, no

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Borrower will, directly or indirectly, use any part of such proceeds for any purpose which would violate any provision of any applicable statute, regulation, order or restriction.

        5.8 Adviser. Maintain the Adviser, or an Affiliate thereof, as its investment adviser, administrator and distributor of Shares of such Borrower.

SECTION 6. NEGATIVE COVENANTS

        Each Borrower hereby agrees that, so long as this Agreement remains in effect or any amount is owing by such Borrower to the Lender under the Loan Documents, such Borrower shall not:

        6.1 Indebtedness. Issue any preferred stock or create, incur, assume or suffer to exist any Indebtedness, except Indebtedness of such Borrower incurred under this Agreement and the Notes and except Indebtedness of such Borrower to the Adviser or Affiliates of the Adviser that is subordinated to such Borrower’s obligations under the Loan Documents on terms and conditions reasonably satisfactory to the Lender.

        6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Borrower in conformity with GAAP.

        6.3 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business.

        6.4 Change of Investment Policies. Without the prior written consent of the Lender, which shall not be unreasonably withheld, change (i) the Investment Policies of such Borrower in any material respect, (ii) the primary custodian of such Borrower’s assets or (iii) the investment limitations of such Borrower identified as such in such Borrower’s Prospectus in any material and substantial respect.

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SECTION 7. FINANCIAL COVENANTS

        Each Borrower hereby agrees that, so long as this Agreement remains in effect or any amount is owing by such Borrower to the Lender under the Loan Documents, such Borrower shall:

        7.1 Report on Net Asset Value. Provide to the Lender within 30 days after the end of each calendar month an investment performance report which shall set forth the portion of such Borrower’s Net Asset Value of investments made in each Portfolio Fund as well as the Net Asset Value of each Portfolio Fund.

        7.2 Liquidity.

        (a) Assure that at all times at least 10% of the Net Asset Value of such Borrower is invested in Portfolio Funds that allow monthly redemptions.

        (b) Assure that at all times at least 50% of the Net Asset Value of such Borrower is invested in Portfolio Funds that allow redemptions on at least a quarterly basis.

        7.3 Concentration.

        (a) Assure that the investments of such Borrower are made and maintained in Portfolio Funds having at least ten different Portfolio Funds Managers.

        (b) Not permit any single investor in the Borrower to hold an investment that is greater than an amount equal to 20% of such Borrower’s Net Asset Value.

        (c) Assure that no more than 15% of such Borrower’s Net Asset Value as of the last day of any fiscal quarter is invested in any one Portfolio Fund where such an investment represents greater than 25% of such Portfolio Fund’s net asset value.

SECTION 8. EVENTS OF DEFAULT

        If any of the following events shall occur and be continuing with respect to a Borrower (it being understood that a Default or Event of Default with respect to one Borrower shall not constitute a Default or Event of Default with respect to the other Borrower):

        (a) A Borrower shall fail to pay any principal of any Advance to such Borrower when due in accordance with the terms hereof; or a Borrower shall fail to pay any interest on any Advance to such Borrower, or any other amount payable by such Borrower hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

        (b) Any representation or warranty made or deemed made by a Borrower herein or which is contained in any certificate, document or financial or other statement furnished by it

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at any time under or in connection herewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

        (c) A Borrower shall default in the observance or performance of any other agreement contained herein (other than as provided in any of the other paragraphs of this Section), and such default shall continue unremedied for a period of 30 days; or

        (d) A Borrower shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Advances) beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

        (e) (i) A Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) a Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        (f) A Borrower or any Commonly Controlled Entity of such Borrower incurs any liability to any Plan which could reasonably be expected to have a Material Adverse Effect; or

        (g) One or more judgments or decrees shall be entered against a Borrower involving in the aggregate liability (not fully covered by insurance or otherwise paid or discharged) in an amount in excess of $1,000,000 and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

        (h) A Borrower’s registration under the Investment Company Act shall lapse or be suspended, or a Borrower shall fail to comply in any material respect with the Investment

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Company Act, or regulatory intervention with respect to such Borrower shall occur or shall be threatened in writing; or

        (i) A Borrower shall fail to comply in any material respect with its Investment Policies; or

        (j) Two or more Portfolio Funds of such Borrower representing in the aggregate 15% or more of the Asset Value of such Borrower liquidate by reason of insolvency, or otherwise cease operations, or are declared insolvent and remain insolvent or in insolvency proceedings at the same time; or

        (k) The Net Asset Value of such Borrower (i) declines by more than 40% in any one calendar month, (ii) declines by more than 40% in any period of three consecutive calendar months, or (iii) declines by more than 40% in any period of twelve consecutive calendar months; or the Net Asset Value per Share of such Borrower (x) declines by more than 15% in any one calendar month, or (y) declines by more than 25% in any period of three consecutive calendar months, or (z) declines by more than 30% in any period of twelve consecutive calendar months;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) of this Section with respect to such Borrower, automatically the Advances to such Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by such Borrower shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by notice to such Borrower declare the Advances to such Borrower (with accrued interest thereon) and all other amounts owing under this Agreement by such Borrower to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. MISCELLANEOUS

        9.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Lender or to such other address as may be hereafter notified by the respective parties hereto:

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The Borrowers:

BlackRock Multi-Strategy Hedge Advantage Princeton Corp. Campus 800 Scudders Mill Rd. (1B) Plainsboro, N.J. 08536 Attention: Mr. Mike Pungello Facsimile: 609-282-6996

BlackRock Multi-Strategy Hedge Opportunities LLC Princeton Corp. Campus 800 Scudders Mill Rd. (1B) Plainsboro, N.J. 08536 Attention: Mr. Mike Pungello Facsimile: 609-282-6996

The Lender:

Citibank, N.A. 388 Greenwich Street 23rd Floor New York, New York 10013 Attention: Alex Duka Facsimile: 646-291-1703

provided that any notice, request or demand to or upon the Lender pursuant to Section 2.2, 2.4 or 2.6 shall not be effective until received.

        9.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        9.3 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.

        9.4 Payment of Expenses and Taxes.

        (a) Each Borrower agrees severally, with respect to its pro rata portion as allocated by the Adviser in its reasonable discretion (i) to pay or reimburse the Lender for its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Loan

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Documents and any other documents prepared in connection herewith or therewith (whether or not the transactions contemplated hereby or thereby shall be consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (ii) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights with respect to the Borrower under the Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, (iii) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents with respect to such Borrower, and (iv) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising from the execution, delivery, enforcement, performance and administration of the Loan Documents and any such other documents (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”); provided, however, that such Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Lender. The agreements in this Section shall survive repayment of the Advances and all other amounts payable hereunder.

        (b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Borrower hereby waives any claim against the Lender, its Affiliates, officers, directors, employees agents and advisors, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, any Advance or the use of the proceeds thereof.

        (c) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

        9.5 Successors and Assigns; Participations and Assignments.

        (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that neither Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

        (b) The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks (“Participants”) participating interests in any Advance or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Advance for all purposes under this Agreement and the other

Credit Agreement

Loan Documents, and the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Lender will not agree to any modification, amendment or waiver of this Agreement that shall reduce the amount or extend the scheduled date of maturity of any Advance or of any installment thereof, or reduce the stated rate of any interest or fee or any other amount payable hereunder or extend the scheduled date of any payment thereof, in each case without the consent of the Participant. Each Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.8 and 2.13 with respect to its participation in the Advances outstanding from time to time as if it were the Lender; provided, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred.

        (c) The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time, with notice to the Borrowers, assign to any of its Affiliate (but only if such Affiliate, together with the Lender’s other Affiliates, does not own of record 5% or more of the outstanding voting securities of a Borrower and only if such Affiliate is an Eligible Assignee) or, with the consent of the Borrowers (which shall not be unreasonably withheld), to any Eligible Assignee all or any part of its rights and obligations under this Agreement and the other Loan Documents; provided, however, that partial assignments to Eligible Assignees other than Affiliates thereof must be in amounts of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. From and after the effective date of any assignment as determined pursuant to the agreement or instrument governing such assignment, (x) the Eligible Assignee thereunder shall be a party hereto (the “Assignee”) and, to the extent provided in such agreement or instrument, have the rights and obligations of the Lender hereunder, and (y) the Lender shall, to the extent provided in such agreement or instrument, be released from its obligations as Lender under this Agreement, provided that, upon any such assignment, the Lender shall act as agent for such Assignee under this Agreement pursuant to the terms of the agreement or instrument governing such assignment, which terms shall be satisfactory to the Lender.

        (d) Each Borrower authorizes the Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in the Lender’s possession concerning a Borrower and its Affiliates which has been delivered to the Lender by the Borrowers pursuant to this Agreement or which has been delivered to the Lender by the Borrowers in connection with the Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement; provided that any Transferee agrees to keep such information confidential (unless such information is publicly available in Borrowers’ periodic reports filed with the SEC).

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        (e) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Advances and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Advance or Note to any Federal Reserve Bank in accordance with applicable law.

        9.6 Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by such Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency thereof to or for the credit of the account of such Borrower. The Lender agrees promptly to notify such Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. Nothing herein shall permit any set-off against one Borrower of obligations of the other Borrower.

        9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Lender.

        9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.9 Integration. The Loan Documents represent the agreement of each Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to in the Loan Documents.

        9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        9.11 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

        (a) submits for itself and its property in any legal action or proceeding relating to the Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to

Credit Agreement

the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

        (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 9.1 or at such other address of which the Lender shall have been notified pursuant thereto; and

        (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

        9.12 Acknowledgements. Each Borrower hereby acknowledges that:

        (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

        (b) the Lender has no fiduciary relationship with or duty to either Borrower arising out of or in connection with the Loan Documents, and the relationship between the Lender, on one hand, and each Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (c) no joint venture is created by the Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrowers and the Lender.

        9.13 WAIVERS OF JURY TRIAL. EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        9.14 Non-Recourse; Business Trust. The Lender hereby agrees for the benefit of each and every officer, trustee and shareholder of any Borrower, and any successor, assignee, heir, estate, executor, administrator or personal representative of any such person (a “Non-Recourse Person”) that: (a) no Non-Recourse Person shall have any personal liability for any obligation of any Borrower under any Loan Document or any other instrument or document delivered pursuant hereto or thereto; (b) no claim against any Non-Recourse Person may be made for any obligation of any Borrower under this Agreement or any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for payment of principal of, or interest on, the Advances or for any fees, expense, or other amounts payable by any Borrower hereunder or thereunder, or otherwise; and (c) the obligations of the Borrowers under any Loan Document or other instrument or document delivered pursuant hereto or thereto are enforceable solely against the respective Borrower and such Borrower’s properties and assets.

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        9.15 Eligibility. The Lender represents and warrants that (i) it is a “bank” (as defined in Section 2(a)(5) of the Investment Company Act) and (ii) to its best knowledge, it is not an “Affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of any Borrower or the Adviser.

        9.16 Lender Representation. The Lender represents and warrants that it in good faith is not relying upon any margin stock (as defined in Regulation U) as collateral in extending credit hereunder.

        9.17 USA PATRIOT Act. The Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the Lender to identify such Borrower in accordance with said Act.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BLACKROCK MULTI-STRATEGY HEDGE ADVANTAGE

By:	/s/ Donald Burke Title: Treasurer

BLACKROCK MULTI-STRATEGY HEDGE OPPORTUNITIES LLC

By:	/s/ Donald Burke Title: Treasurer

CITIBANK, N.A., as Lender

By:	/s/ Alex Duka Title: Managing Director

Form of Compliance Certificate